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                       PaineWebber Financial Products Inc.
                                 1285 6th Avenue
                                New York NY 10019

                               September 15, 1998


                                                                  Exhibit 99.12

Patriot American Hospitality, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207

Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207

         Re: Purchase Price Adjustment Mechanism Agreement, dated as of April 6, 1998, as amended on July 30, 1998 and August 14, 1998 (the "PaineWebber Agreement")

Gentlemen:

         We understand that you wish to settle an amount not in excess of $45,627,725 of your obligation under the Forward Stock Contract between you and Union Bank of Switzerland, London Branch, dated December 31, 1998, as amended on August 14, 1998 and September 11, 1998, solely by means of applying cash collateral previously delivered under such Forward Stock Contract (together with any interest earned thereon) (the "Partial UBS Settlement"). We hereby agree and confirm that (i) the Partial UBS Settlement will not give rise to a Cross-Default under Section 4.3 of the PaineWebber Agreement, and (ii) we will not require you to settle all or part of your obligation under the PaineWebber Agreement in connection with the Partial UBS Settlement. In all other respects, the PaineWebber Agreement, and any right of PaineWebber arising in the past or in the future to settle under the PaineWebber Agreement, either due to a cross-default described in Section 4.3 of the PaineWebber Agreement or arising or having arisen under any other provision of the PaineWebber Agreement, shall remain in full force and effect.

                                     Very truly yours,



                                     PAINEWEBBER FINANCIAL PRODUCTS, INC.


                                     By:/s/
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